St. James Investment Company, LLC

Code of Ethics

March 14, 2019

St. James Investment Company, LLC

Code of Ethics

The Investment Advisers Act of 1940 (“The Act”) imposes a fiduciary duty on investment advisers. As a fiduciary, St. James Investment Company, LLC (“St. James,” “SJIC,” or the “Firm”) has a duty of utmost good faith to act solely in the best interests of our clients. Our clients entrust us with their money and financial future, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees and other supervised persons (collectively, “Supervised Persons”) to act with the utmost integrity in all our dealings. This fiduciary duty is the core principle underlying this Code of Ethics (the “Code”), and represents the expected basis of all our dealings with our clients.

Standards of Conduct

This Code of Ethics consists of the following core principles:

1)	The interests of clients will be placed ahead of the Firm’s or any Supervised Person’s own investment interests.

2)	Supervised Persons are expected to conduct their personal securities transactions in accordance with the firm’s Personal Trading Policy, and will strive to avoid any actual or perceived conflict of interest with a client. Supervised Persons with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (“CCO”) before taking action that may result in an actual conflict.

3)	Supervised Persons may not take inappropriate advantage of their position within the firm.

4)	Supervised Persons are required to act in the best interest of each of our clients.

5)	Supervised Persons are required to comply with federal securities laws. Strict adherence to these policies and other policies and procedures of the Firm will assist the Supervised Person in complying with this important requirement.

As part of the required standards of conduct, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a)	To defraud such client in any manner;

b)	To mislead such client, including by making a statement that omits material facts;

c)	To engage in any act, practice, or course of conduct, which operates, or would operate, as a fraud or deceit upon such client;

d)	To engage in any manipulative practice with respect to such client; or

e)	To engage in any manipulative practice with respect to securities, including price manipulation.
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As a fiduciary, St. James Investment Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise, with respect to any client.

Conflicts of Interest

Conflicts Among Client Interests. Conflicts of interest may arise where the Firm, or its Supervised Persons, has reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades. The Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Disclosure of Personal Interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for St. James Investment Company shall be the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Confidentiality

All information about clients (both current and former), or prospective clients, is confidential and must be kept in strict confidence, including the client’s identity (unless the client consents), financial situation, securities holdings, and advice furnished to the client by the Firm.

Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, and Policies & Procedures Manual, Supervised Persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Supervised Persons are also required not to divulge information regarding St. James Investment Company’s securities recommendations or client securities holdings to any individual outside of the Firm, except:

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1)	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2)	As necessary to maintain or service a client or his/her account;

3)	With various service providers providing administrative functions for St. James Investment Company (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

4)	As permitted or required by law.

Personal Conduct

As noted above, Supervised Persons are expected to conduct themselves with the utmost integrity and to avoid any actual, or perceived, conflict of interest with our clients. In this spirit, the following are required of Supervised Persons:

Gifts and Entertainment

Receipt of Gifts: Supervised Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (de minimis is described as $100), on an annual basis, from any person or entity doing business with St. James Investment Company. This gift policy generally excludes items or events where the Supervised Person has reason to believe there is a legitimate business purpose, or gifts such as holiday baskets or lunches delivered to St. James’ office, which are received on behalf of the Firm.

Receipt of Entertainment: Supervised Persons may attend business meals, sporting events and other entertainment events, at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $500, per event, the Supervised Person must report his/her attendance to the CCO.

Gift and Entertainment Giving Policy: SJIC and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and Supervised Persons must disclose any gifts or entertainment, in excess of $500, per event, to any client, prospect, or individual or entity that SJIC does, or is seeking to do, business with, to the CCO.

Gifts and Entertainment Given to Union Officials: Any gift or entertainment given by SJIC, or a Supervised Person, to a labor union, or a union official, in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of SJIC’s fiscal year. Consequently, all

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gifts and entertainment provided to labor unions or union officials must be reported to the CCO, regardless of amount.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”: The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. SJIC, and its Supervised Persons, must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Gifts and Entertainment Given to ERISA Plan Fiduciaries: SJIC is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO, regardless of amount.

Charitable Contributions

The FINRA and the New York Stock Exchange have jointly issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity. FINRA Notice to Members 06-21 (May 2006); NYSE Information Memo 06-27 (May 3, 2006). The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

The FINRA and NYSE have encouraged their respective members to establish written procedures concerning their charitable giving. While the SEC has not adopted any regulation, or provided other

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guidance specific to charitable contributions, SJIC has established this policy and procedures to monitor potential conflicts of interest that may arise when giving or soliciting charitable donations.

SJIC Supervised Persons are strictly prohibited from soliciting charitable contributions from broker-dealers or other third-parties who provide, or seek to provide, services to the Firm or its clients, regardless of intent. Donations by SJIC, or its Supervised Persons, to charities with the intention of influencing such charities or their sponsors or affiliates to become clients are also prohibited. Any Supervised Person who makes a charitable contribution, above $1,000 (either in one single donation or aggregate on an annual basis), must disclose the donation to the CCO, and make sure it is logged in SJIC’s PTCC (Personal Trading Control Center) system.

Political Contributions

Background Information

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

●	Registered investment advisers;

●	Firms that solicit clients or investors on behalf of the types of advisers described above; and

●	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.1 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

●	Any general partner, managing member or executive officer, or other individual with a similar status or function;

[1]	A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.
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●	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

SJIC POLICY

Political contributions by SJIC, or Supervised Persons, to politically connected individuals or entities, which include officials of government entities, with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

Supervised Persons must disclose any political contributions made to any state or local government entity, official, candidate, political party, or political action committee, to the CCO upon commencement of the performance of services for SJIC and on a quarterly basis. The CCO will consider whether the contribution

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is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each contribution.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of clients; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO.

Supervised Persons must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule in Personal Trading Control Center (PTCC).

Serving as Directors, Trustees, and/or Officers of Outside Organizations

Supervised Persons may serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Supervised Persons may also receive compensation for such activities.

At certain times, SJIC may determine that it is in its clients’ best interests for a Supervised Person to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. However, service with organizations outside of SJIC can raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between SJIC and the outside organization, and that the Supervised Person does not communicate such information to other Supervised Persons in violation of the information barrier.

Similarly, SJIC may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person should not be involved in the decision to retain or hire the outside organization.

Supervised Persons must obtain approval from the CCO for any position in an outside organization, prior to accepting that position. Supervised Persons will be allowed to serve in an outside organization only if

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any conflict of interest issues can be satisfactorily resolved, and all of the necessary disclosures are made on Part 2B of Form ADV.

Outside Business Activities

Any Supervised Person who engages in business activities outside of St. James must, if requested, provide periodic reports to the CCO summarizing those activities. A list of each Supervised Person’s outside business activities will be maintained in PTCC. Supervised Persons are required to certify that all of their outside business activities have been disclosed, on an annual basis.

Dealings with Government and Industry Regulators

SJIC’s policy forbids payments of any kind by it, its Supervised Persons, or any agent or other intermediary to any government official, self regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Supervised Persons to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected, and required, that all Supervised Persons fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Supervised Persons are required to cooperate fully with management in connection with any internal, or independent, investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against SJIC. Supervised Persons are expected, if requested, to provide SJIC with reasonable assistance, including, but not limited to, meeting or consulting with SJIC and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Involvement in Litigation or Proceedings

Supervised Persons must advise the CCO, immediately, if they become involved in, or threatened with, litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order, or arrest, or are contacted by any regulatory authority.

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Annual Acknowledgement

New Supervised Persons must acknowledge they have read, and they understand and agree to comply with, this Code of Ethics and the Personal Securities Transactions Policy, below. All Supervised Persons are required to acknowledge as such in connection with the firm’s annual policy acknowledgement process. The certification will be executed and archived through Personal Trading Control Center (PTCC).

Personal Securities Transactions Policy

Supervised Persons may not purchase, or sell, any security in which the Supervised Person has a beneficial interest, unless the Supervised Person has complied with the Personal Securities Transactions Policy, set forth below. SJIC’s Personal Securities Transactions Policy is designed to not only ensure its technical compliance with Rule 204A-1, but, also, to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities. SJIC will closely monitor Supervised Persons’ investment patterns to detect the following abuses:

●	Trading opposite of client trades; and

●	Front-Running client accounts, which is a practice generally understood to be Supervised Persons personally trading ahead of clients.

Matters to Consider Before a Supervised Person Places a Trade

1)	Whether the amount or nature of the transaction will affect the price or market for the security;

2)	Whether the Supervised Person will benefit from purchases or sales being made for any client;

3)	Whether the transaction is likely to harm any client; and

4)	Whether there is an appearance or suggestion of impropriety.

Personal Trading Restrictions - Preclearance

All Supervised Persons must receive approval prior to engaging in a transaction in a “Covered Security”, including private securities transactions, limited offerings (with the exception of IPOs, which are prohibited), and trades in mutual funds sub-advised by SJIC. All personal employee trades must be entered into the PTCC (Personal Trading Control Center) system prior to execution. Approval or denial of the request will be communicated via e-mail to the Supervised Person once the trade is designated as “allowed” or “denied” by the CCO. Once a trade request has been approved, it is valid until 11:59 PM Eastern Time, that day.

Should a Supervised Person request to purchase or sell a security, that is also held in one of St. James’ composites, he or she may do so, after approval, only during the

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last 30 minutes the market is open. Trades may also be executed in a block trade with client accounts, so that the Supervised Person receives the same price execution as the client. Personal accounts of the Supervised Person include all accounts for family members living within the Supervised Person’s household and accounts over which the Supervised Person has authority even though the account owner does not live within the same household as the Supervised Person.

It is the Supervised Person’s responsibility to know which securities are being traded by the Firm. The Supervised Person should consult with the CCO to determine whether a security is an appropriate purchase by the Supervised Person. Robert Mark will approve/monitor the CCO’s personal securities transactions for compliance with the Personal Trading Policy.

Acceptable Personal Trades

The following forms of securities are not Covered Securities, and may be freely held or traded by Supervised Persons, without regard for the Personal Trading Restrictions described above, however they must be entered into the PTCC system. For these reasons, the following securities are considered safest, from a regulatory perspective, for a Supervised Person to purchase, sell, or hold – both from the Firm and Supervised Person’s perspective. Supervised Persons are therefore encouraged to conduct their personal transactions within the following types of securities:

1)	Shares of open-end mutual funds, other than mutual funds advised, or sub-advised, by SJIC (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

2)	Shares of any money market fund;

3)	Direct obligations of the United States Government; and

4)	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

Prohibited Transactions

Supervised Persons are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities. All Supervised Persons are also strictly prohibited from investing in an initial public offering (“IPO”).

Reportable Securities

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SJIC requires Supervised Persons to provide periodic reports (See the Reporting section) regarding transactions and holdings in any Security, with the exception of the following Exempted Securities:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Interests in 529 college savings plans;

●	Shares issued by open-end funds other than Reportable Funds; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

PLEASE NOTE: SUCH EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END MUTUAL FUNDS THAT ARE ADVISED BY SJIC OR ARE OTHERWISE AFFILIATED WITH SJIC. EMPLOYEES MUST PRE-CLEAR AND REPORT ANY PERSONAL TRANSACTION IN A REPORTABLE FUND.

Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, SJIC must collect three reports from Supervised Persons that include transaction and holding information regarding their personal trading activities. The reports, as described in further detail below, are: 1. Quarterly Transaction Reports; 2. Initial Holdings Reports; and 3. Annual Holdings Reports. Supervised Persons’ records will be maintained for a minimum of five years.

Supervised Persons are required to report securities transactions and holdings for all accounts in which the Supervised Person has a direct or indirect beneficial ownership interest. This includes personal securities information of any family member living within the same household as the Supervised Person.

1.	Quarterly Transaction Reports

Each Supervised Person must submit, to the CCO, a quarterly report of personal securities transactions in which the Supervised Person had a direct or indirect beneficial ownership interest, as discussed above, as well as any new securities accounts that they have opened during the quarter. This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using Personal Trading Control Center (PTCC). Currently, all Supervised Person accounts are downloaded into PTCC on a contemporaneous basis, in order to fulfill this requirement.

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Security information to be included on this quarterly transaction report is as follows:

■	Trade Date

■	Security Name

■	Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date

■	Number of Shares or Par

■	Type of Transaction (Purchase, Sale or Other)

■	Price

■	Principal Amount

■	Broker Name

■	Account Number

■	Date of Report

Each Supervised Person is also required to report any new accounts that were opened in which any securities were held, as soon as practicable. The report will include:

■	The name of the broker-dealer or bank with whom the Supervised Person established the account;

■	The date the account was established; and

■	The date the report is submitted by the Supervised Person.

2.	Initial Holdings Reports

Within 10 days of becoming a Supervised Person of St. James Investment Company, such persons are required to provide a report of all personal securities holdings, including holdings in automatic investment plans, to the CCO. The report must reflect holdings information as of a date no more than 45 days prior to the commencement date of the Supervised Person’s employment or performance of services.

3.	Annual Holdings Reports

Employees are required to provide the CCO with a complete list of securities and securities accounts, on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st.

Information to be included on the holdings reports is as follows:

■	Security Name

■	Ticker Symbol or CUSIP number

■	Number of Shares or Par

■	Principal Amount
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■	Broker or Bank Name

■	Account Number

■	Date of Report

Exceptions from Reporting Requirements

There are limited exceptions from certain of the three (3) reporting requirements noted above. Specifically, an Employee is not required to submit:

●	Information for any transactions effected pursuant to an automatic investment plan.

●	Any of the three (3) reports (Quarterly Transaction Reports, Initial Holdings and Annual Holdings Reports) with respect to securities held in securities accounts over which the Employee had no direct or indirect influence or control. Note however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).

The CCO will determine, on a case-by-case basis, whether an account qualifies for either of the aforementioned exceptions.

Review of Personal Transaction Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions.

●	Whether the investment opportunity should be directed to a client’s account;

●	Whether the amount or nature of the transaction affected the price or market for the security;

●	Whether the Supervised Person benefited from purchases or sales being made for clients;

●	Whether the transaction harmed any client; and

●	Whether the transaction has the appearance of impropriety.

Robert Mark will approve/monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions Policy.

If SJIC discovers that a Supervised Person is personally trading contrary to the policies set forth above, the Supervised Person may be requested to meet with the CCO to review the facts surrounding the transactions.

Record Keeping Requirements

St. James Investment Company will keep the following records regarding this Code of Ethics:

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●	Historic copies of this Code of Ethics and Personal Trading Policy;

●	Historic listings of all Supervised Persons subject to this Code of Ethics, as well as persons responsible for reviewing access persons’ reports currently, and during the previous five years;

●	Supervised Persons’ written acknowledgements of receipt of the Code of Ethics;

●	Violations of the Code of Ethics, and records of actions taken as a result of the violations;

●	All personal transaction reports and/or copies of brokerage statements

●	A record of approvals of the acquisition of securities by access persons in limited offerings for five years after the end of the fiscal year in which approval was granted.

Code of Ethics Violations

All Supervised Persons are required to report, promptly, any violation of this Code to the CCO (including the discovery of any violation committed by another Supervised Person). Examples of items that should be reported include, but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients, and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to the CCO, or Managing Member, on a timely basis.

Supervised Persons are encouraged to report any violations or apparent violations. Such reports by Supervised Persons will not be viewed negatively by management, even if the reportable event, upon further review, is determined to not be a violation, and the CCO and/or Managing Member determined the Supervised Person reported such apparent violation in good faith. SJIC’s senior management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Supervised Person that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of SJIC’s Personal Securities Transactions Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause, or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

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Administration and Enforcement of the Code

Training and Education

St. James Investment Company has designated the Chief Compliance Officer as the individual responsible for training and educating Supervised Persons regarding the Code. The CCO is required to provide Supervised Persons with a copy of this Code of Ethics, at least annually, and any amendments to it, promptly. Training will occur periodically, and all Supervised Persons are required to attend any training and read all applicable materials.

Annual Review

The Chief Compliance Officer must review, at least annually, the adequacy of the current Code as well as the effectiveness of its implementation, and report to senior management. All material violations should be brought to the attention of senior management, as well, in a timely manner.

Sanctions

Violations of the Code may result in disciplinary action against the Supervised Person. The disciplinary action may be whatever the Chief Compliance Officer and/or Manager deem appropriate given the situation, and may include a written warning, fines, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

No Supervised Person shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

The Code Covers All Supervised Persons

The Code covers all “Supervised Persons.” In addition, a subset of these Supervised Persons, known as “access persons” must comply with specific reporting requirements.

Supervised Persons include:

●	Directors, officers, and members of the adviser (or other persons occupying a similar status or performing similar functions);

●	Employees of the adviser; and

●	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Access Persons include any supervised person who:

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●	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

●	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons.

Family members. For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the Supervised Person’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee’s household, but employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

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